INTERTAPE POLYMER GROUP INC.

NOTICE OF THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual and Special Meeting (the "Meeting") of Shareholders of INTERTAPE POLYMER GROUP INC. (the "Corporation") will be held at the Hotel Omni Mont Royal, 1050 Sherbrooke St. West, Montreal, Quebec, on June 14, 2006, at 4:00 p.m. o'clock in the afternoon, for the purposes of:

(1)

receiving the consolidated financial statements for the year ended December 31, 2005, together with the auditors' report thereon;

(2)

electing a board of seven directors to serve until the next annual meeting of shareholders;

(3)

appointing auditors and authorizing the directors to fix their remuneration;

(4)

considering and, if deemed advisable, approving, ratifying and confirming the Corporation's amended Shareholder Protection Rights Plan Agreement;

(5)

considering and, if deemed advisable, approving, ratifying and confirming the Corporation's amended articles of amalgamation; and

(6)

transacting such other business as may properly be brought before the Meeting.

The specific details of all matters proposed to be put before the Meeting are set forth in the accompanying Management Proxy Circular.

Only holders of record of common shares of the Corporation at the close of business on May 5, 2006 will be entitled to vote at the Meeting.

By Order of the Board of Directors,
(signed) ANDREW M. ARCHIBALD, C.A.
Chief Financial Officer and Secretary

Montreal, Québec – May 17, 2006

SHAREHOLDERS WHO ARE UNABLE TO BE PRESENT AT THE MEETING ARE REQUESTED TO COMPLETE AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. PROXIES MUST BE RECEIVED AT THE REGISTERED OFFICE OF THE TRANSFER AGENT OF THE CORPORATION NOT LESS THAN 48 HOURS PRIOR TO THE MEETING.